TECHNICAL REPORT
ON THE
ALPS PROPERTY,
BRITISH COLUMBIA, CANADA

FOR

FLEX RESOURCES LTD.
AND
FLEX RESOURCES CO. LTD.

BY

PAUL D. GRAY, P.GEO.
PAUL D. GRAY GEOLOGICAL CONSULTANTS

ALPS PROPERTY
49º10’52” North Latitude; 125º19’24” West Longitude
UTM: NAD 83, Zone 10, 5450181N.; 330690E.

N.T.S. Map Sheets:
092F/03 and 92F0.14

N.I. 43-101 & 43-101F1
TECHNICAL REPORT

Paul D. Gray, P.Geo.

Paul D. Gray Geological Consultants
June 20, 2007

IMPORTANT NOTICE

This report was prepared as a National Instrument 43-101 Technical Report, in accordance with Form 43-101F1, for Flex Resources Ltd. (“Flex”) and it’s parent company, Flex Resources Co. Ltd. by Paul D. Gray Geological Consultants (“PDGGC”). The quality of information, compilations and conclusions contained herein is consistent with the level of effort involved in PDGGC’s services and based on:

i)	information available at the time of preparation;
ii)	data supplied by outside sources;
iii)	the assumptions, conditions, and qualifications set forth in this report.

This report is intended to be used by Flex Resources Ltd. subject to the terms and conditions of its contract with PDGGC. This contract permits Flex Resources Ltd. and its parent company Flex Resources Co. Ltd., to file this report in connection with:

i)	the filing of a prospectus with the United States Security and Exchange Commission;
ii)	an application with NASD to list on the OTC:BB exchange;
iii)	filings with one or more securities regulators and Canadian Stock Exchange in connection with an application to become a reporting issuer and listed on a Canadian Stock Exchange.

Any other use of this report by any third party is at that party’s sole risk.

TABLE OF CONTENTS

	EXECUTIVE SUMMARY		iv

1.0	INTRODUCTION AND TERMS OF REFERENCE		1
	1.1	TERMS OF REFERENCE	1
	1.2	USAGE OF TECHNICAL REPORT	1
	1.3	PROPERTY INSPECTION SCOPE	2
	1.4	SOURCES OF INFORMATION	2
	1.5	UNITS AND CURRENCY	2

2.0	DISCLAIMER		3
	2.1	RELIANCE ON OTHER EXPERTS	3

3.0	PROPERTY DESCRIPTION AND LAND TENURE		4
	3.1	DESCRIPTION	4
	3.2	TENURE	4
	3.3	AGREEMENTS AND PERMITS	9
	3.4	PERMITTING AND ENVIRONMENTAL LIBILITY	9

4.0	LOCATION, ACCESSIBILITY, INFRASTRUCTURE AND PHYSIOGRAPHY		10
	4.1	LOCATION AND ACCESS	10
	4.2	CLIMATE	10
	4.3	PHYSIOGRAPHY	11
	4.4	INFRASTRUCTURE	11

5.0	HISTORY AND PREVIOUS EXPLORATION		12
	5.1	REGIONAL EXPLORATION HISTORY	12
	5.2	PROPERTY EXPLORATION HISTORY	15

6.0	GEOLOGICAL SETTING		20
	6.1	REGIONAL GEOLOGY	20
	6.2	PROPERTY GEOLOGY	24

7.0	DEPOSIT TYPE AND MODEL		26
	7.1	INTRODUCTION	26
	7.2	ALPS PROPERTY MODEL SUMMARY	26

8.0	MINERALIZATION		26

9.0	CURRENT EXPLORATION		28
	9.1	EXPLORATION PROGRAM	28

10.0	DRILLING		28
	10.1	INTRODUCTION	28

i

11.0	SAMPLING METHOD AND APPROACH		28

12.0	SAMPLE PREPARATION, ANALYSES AND SECURITY		29
	12.1	PREVIOUS CHECK ASSAY PROCEDURES AND CHECK SAMPLE PROGRAMS	29

13.0	DATA VERIFICATION		30
	13.1	PDGGC DATA VERIFICATION	30

14.0	ADJACENT PROPERTIES		34
	14.1	INTRODUCTION	34

15.0	MINERAL PROCESSING AND METALLURGICAL TESTING		36

16.0	MINERAL RESOURCE AND RESERVE ESTIMATES		36

17.0	OTHER RELEVANT DATA		36
	17.1	DATABASE	36
	17.2	ASSAY DATA VERIFICATION	36
	17.3	CHECK ASSAYS	36
	17.4	AIRPHOTO ANALYSIS	37
	17.5	ALPS PROPERTY PROSPECTING	37

18.0	INTERPRETATIONS AND CONCLUSIONS		39

19.0	RECOMMENDATIONS		40

20.0	REFERENCES		46

21.0	CERTIFICATE OF AUTHOR, DATE AND SIGNATURE PAGE		48

APPENDACIES

APPENDIX– I: SELECTED PHOTOGRPAHS OF ALPS PROPERTY INSPECTION		AI

APPENDIX– II: ACME ANALYTICAL LABORATORIES ASSAY SHEETS		AII

APPENDIX–III: COMPILED ALPS PROPERTY 2007 SAMPLE DATA/ASSAYS		AIII

LIST OF FIGURES

FIGURE 3-1:	ALPS PROJECT, BRITISH COLUMBIA LOCATION MAP	5
FIGURE 3-2:	ALPS PROJECT, VANCOUVER ISLAND LOCATION MAP	6
FIGURE 3-3:	ALPS PROJECT, PROPERTY LOCATION MAP	7
FIGURE 3-4:	ALPS PROJECT, MINERAL TITLES LOCATION MAP	8
FIGURE 5-1:	ALPS PROJECT, MINFILE LOCATION MAP	14
FIGURE 5-2:	ALPS PROJECT, HISTORIC WORK LOCATIONS	17
FIGURE 5-3:	ALPS PROJECT, HISTORIC GEOCHEMICAL ANOMALIES	18
FIGURE 5-4:	ALPS PROJECT, HISTORIC GEOPHYSICAL ANOMALIES	19
FIGURE 6-1:	ALPS PROJECT, REGIONAL GEOLOGY MAP	22
FIGURE 6-2:	IDEALIZED STRATAGRPAHIC SECTION, VANCOUVER GROUP	23
FIGURE 6-3:	ALPS PROJECT, PROPERTY GEOLOGY MAP	25
FIGURE 8-1:	1987 MINERALOGICAL REPORT ON THE ALPS PROJECT	27
FIGURE 17-1:	ALPS PROJECT AIRPHOTO LINEAMENT INTERPRETATION	38
FIGURE 19-1:	ALPS PROJECT RECOMMENDED STAKING MAP	44

LIST OF TABLES

TABLE 3-1:	ALPS PROPERTY MINERAL TITLES INFROMATION	4
TABLE 5-1:	LIST OF RELEVANT PROXIMAL MINERAL PROPERTIES	13
TABLE 13-1:	ALPS PROJECT SAMPLING ASSAY RESULTS	31
TABLE 13-2:	ALPS PROJECT VERIFICATION SAMPLING ASSAY RESULTS	31
TABLE 13-3:	ALPS PROPERTY VERIFICATION SAMPLING ASSAY NOTES	32
TABLE 14-1:	BC MINFILE VANCOUVER ISLAND DEVELOPED PROSPECTS	35
TABLE 19-1:	PROPERTY EXPANSION	42
TABLE 19-2:	PROPERTY EXPLORATION – PHASE 1A	42
TABLE 19-3:	ALPS GRID GEOCHEMISTRY – PHASE 1B	42
TABLE 19-4:	ALPS GRID GEOPHYSICS – PHASE 1C	43
TABLE 19-5:	TECHNICAL REPORT – PHASE 1D	43
TABLE 19-6:	TRENCHING AND DIAMOND DRILLING – PHASE 2	43
TABLE 19-7:	TECHNICAL REPORT – PHASE 2	43

EXECUTIVE SUMMARY

The Alps project (the “Property or the Project”) is located in west central Vancouver Island, British Columbia, Canada, approximately 160 kilometres due west of Vancouver B.C. at roughly (49º10’52” N. Latitude; 125º19’24” W. Longitude). Direct Property access is possible by paved Provincial Highway and well maintained gravel Forest Service Roads.

The Property is 100% owned by Flex Resources Ltd. a British Columbia Company wholly owned by Flex Resources Co. Ltd. a Nevada Corporation, and is comprised of one (1) British Columbia M.T.O. issued Mineral Claim (Tenure# 534606) occupying 190.043 ha. (469.62 acres). The mineral claim is in good standing with respect to the British Columbia Mineral Tenure Act through May 29, 2008.

On February 15, 2007 Flex Resources Ltd. completed a British Columbia Mineral Titles “Bill of Sale” initiated on February 1, 2007 by David Zamida, whereby Flex purchased the Alps Mineral Claim as to 100%.

The Alps Property is located within the Wrangellia geologic terrane, and much of the Property and region is underlain by basic volcanic lithologies of the Upper Triassic Karmutsen Formation member of the Vancouver Group, with subordinate later Middle to Upper Jurassic Island Plutonic Suite granodiorite to diorite intrusives. Sulphide mineralization (disseminated pyrite) is common on the Property and copper and gold grades from trace up to 50.2 g/t Au and 0.7134% Cu have been reported (grades from trace up to 2.26 g/t Au and 5.86% Cu have been confirmed by the author). The property has the potential to host a Copper-Molybdenum-Gold deposit; however significant work is required to adequately define such potential.

The west coast of Vancouver Island, specifically the Clayoquot Sound and Kennedy River areas, underwent of a period of prolific prospecting activity in the late 1800’s and several gold producers were discovered and operated through the turn of the last Century. Exploration activity on the West Coast of Vancouver Island has been almost continuous since these early days, with a variety of base and precious metal deposits identified. The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Alps Property in the highest category of mineral potential in the Province.

The area currently within the Alps Property boundary has been explored for metals intermittently from 1971 through 1996. Prospecting, geological, geochemical and geophysical surveys have been conducted as well as limited diamond drilling. The exploration programs have been run by independent companies and individuals in a piecemeal fashion, indeed early exploration of the Property was focused exclusively on copper-molybdenum mineralization while more recent exploration has had a gold focus. The Project has not seen a large scale, systematic exploration program to date and would greatly benefit from such an analysis.

In April of 2007, Paul D. Gray Geological Consultants was commissioned to conduct a property review and author a N.I. 43-101 compliant technical report on the Alps Property. The research conducted, data compilation program and property inspection have lead the author to the conclusion that the Alps Property represents a solid base and precious metal exploration target which warrants a systematic and staggered series of mineral exploration programs to adequately appraise the Project’s economic potential.

A proposed Phase I exploration budget of $123,000.00 is recommended by the author for this Project. The exploration program (and budget), presented herein, will test the Alps Property’s mineral potential and guide all subsequent mineral exploration programs on the Property.

1.0 INTRODUCTION AND TERMS OF REFERENCE

1.1 TERMS OF REFERENCE

This report was prepared to provide a National Instrument 43-101 compliant Technical report of the Alps Project, Vancouver Island, British Columbia, Canada (the “Property” or the “Project”) to Flex Resources Ltd., a wholly-owned subsidiary of Flex Resources Co. Ltd. (a Nevada Corporation) with its offices at:

1284 East 19th Avenue
Vancouver, British Columbia
Canada, V5V 1L3

This report was authored by Paul D. Gray Geological Consultants., (“PDGGC”) at the request of Mr. Llorn Kylo, President of Flex Resources Ltd.

Paul D. Gray, P.Geo., the qualified person and author of this report resides at:

#1 - 1081 West 8th Avenue
Vancouver, British Columbia
Canada, V6H 1C3

1.2 USAGE OF TECHNICAL REPORT

The purpose of this report is to present an independent Technical Report on the Alps Property, under the requirements of N.I. 43-101 and Form 43-101F. The report is intended for reference and in connection with Flex Resources Co. Ltd. filing a prospectus with the United States Securities and Exchange Commission (SEC). The report is further intended to be submitted to the NASD in connection with an application to list on the OTC:BB exchange. The report may also be filed with one or more Canadian Securities regulators and a Canadian Stock Exchange in connection with a Flex Resources Co. Ltd. application to become a reporting issuer in Canada and listed on a Canadian Stock Exchange.

PDGGC grants authority for Flex Resources Ltd. or its parent company, Flex Resources Co. Ltd. to utilize this report for the aforementioned uses, and all or part may be quoted for these purposes.

This report is considered current as of June 20, 2007.

1.3 PROPERTY INSPECTION SCOPE

Mr. Paul D. Gray, P.Geo., a qualified person under the terms of N.I. 43-101, conducted a site visit of the Alps Property on May 11, 2007. Existing roads were utilized to gain direct access to the Property, and subsequently property reconnaissance, verification sampling and historical work discovery programs were conducted in conjunction with the on-site Property review. The Property Inspection program was conducted completely under the supervision and guidance of Paul D. Gray, P.Geo. The Property was traversed on foot over the course of the day, with previous sample sites visited and sampled, areas of previous disturbance by mineral exploration visited and assessed, and historic survey control points and mineral tenure location posts discovered and surveyed. Appendix I presents a series of photos from the Property inspection and sampling program of May 11, 2007.

1.4 SOURCES OF INFORMATION

This report is based, in part, on published British Columbia Government reports and maps combined with BC Government A.R.I.S. Assessment Report files as listed in the "References" section at the conclusion of this report. Segments from reports authored by other professionals have been quoted in this report, and are so indicated where used.
The author conducted a research study of all available reports, publications and other documented results concerning the project prior to the Property Inspection program of May 11, 2007. These studies were untaken at the Vancouver G..S.C. Library, the Victoria B.C.G.S. Library and on-line via various B.C. Government websites. The author had conversations with Flex’s principals regarding the Alps Project, the related corporate files as well as discussions on Flex’s plans for the Property. Additionally, the author contacted personnel who had conducted and authored the reports employed within this report. All utilized reports, documents, and other sources of information are detailed in the “References” section of this report.

No information beyond the government reports and A.R.I.S. property assessment reports mentioned above were located during the course of the research study, and the report is based heavily on the content of these reports. Additionally, other relevant Vancouver Island N.I. 43-101 technical reports were reviewed and borrowed from for this report.

1.5 UNITS AND CURRENCY

Unless otherwise stated all units used in this report are metric. Gold assay values are reported in parts per million (“ppb”) Au unless grams per tonne (“g Au/t”) are specifically stated. CDN $ are used throughout this report unless the US $ is specifically stated.

2.0 DISCLAIMER

The author has relied on publicly available information on the Alps Project; specifically that of the A.R.I.S. Assessment Reports and B.C. Government Publications listed in the “References” section. The author has reviewed these reports and believes them to be accurate and reliable in their collection, disclosure and analysis of results. PDGGC cannot guarantee the accuracy and comprehensiveness of these reports and reserves the right, however shall not be obligated to, revise this report and its conclusions should new information become available after the date of this report.

Although careful review of the British Columbia Mineral Titles (MTO) title information was conducted by the author to the fullest extent possible via their on-line service, an independent verification of land title and tenure was not performed. The MTO “Bill of Sale” between Flex Resources Ltd. and David Zamida was provided by Flex and reviewed by the author and is available in Flex’s offices.

The author relied greatly on the reports and publications listed in the References section of this report, as well as the site visit for the information presented in this report. The conclusions and recommendations within this report are however, exclusively the author’s. The results and opinions outlined in this report are dependent on these aforementioned data and their interpretations being, accurate and complete as of the date of this report.

A draft of this report was reviewed by Flex on June 15, 2007. Edits presented to the author from this review did not result in any adjustments to the conclusions or recommendations presented herein.

All statements and opinions within this document are presented honestly with no false or misleading declarations included.

2.1 RELIANCE ON OTHER EXPERTS

The author conducted a site visit on May 11, 2007 and was personally responsible for all research and data compilation behind this report. The author found the work programs and reports utilized in this report (see References Section) as professionally conducted and reported. It is assumed by the author that these reports were generated and reported to industry standards by reliable and qualified individuals.

3.0 PROPERTY DESCRIPTION AND LAND TENURE

3.1 DESCRIPTION

The Alps Property is located in the Alberni Mining Division, West Central Vancouver Island, British Columbia, Canada. The mineral claims comprising the Property are centered at UTM Zone 10, 5450181N 330690E (49º10’52” N. Latitude; 125º19’24” W. Longitude), and situated on N.T.S. map sheet 092F (1:250,000), 092F/03 (1:50,000) and 92F0.14 (1:20,000). The Property consists of nine (9) MTO Cell Claims comprising the B.C. MTO Mineral Claim “ALPS” (#534606), covering 190.043 Hectares (469.61 Acres). The Alps Property is 100% owned by Flex Resources Inc.

Figures 3-1, 3-2, 3-3 and 3-4 illustrate project location and infrastructure at four scales.

3.2 TENURE

The Alps property consists of nine (9) contiguous MTO Cell mineral claims staked on May 29, 2006 by David Anthony Zamida (B.C. MTO event number 4085544) through the B.C. Government’s Mineral Tenure Staking On-Line System (MTO). As per a Bill of Sale dated February 15, 2007, Flex Resources Ltd. purchased the Alps Mineral Claim for $6,000.00, resulting in a 100% ownership of the subject claims with no encumbrances, liens, or royalties thereon.

Table 3.1 summarizes the current claim status of the mineral titles comprising the Alps Property and Figure 3-4 illustrates the Mineral Title location of the Alps Property. The current claims expire on May 29, 2008.

Table 3-1: Alps Property - Mineral Titles Information

Tenure Number	Claim Name	Expiry Date	Mining Division	Area (ha.)
534606	ALPS	29-May-08	Alberni	190.043

The MTO cell claim number 534606 is centred at UTM (NAD83 Zone 10) coordinate 330690E; 5450181N. (approximate) and has the following UTM (NAD83 Zone 10) Corner coordinates:

Northwest Corner: 330030 E.; 5450898 N.
Southwest Corner: 329987 E.; 5449508 N.
Northeast Corner: 331396 E.; 5450856 N.
Southeast Corner: 331534 E.; 5449466 N.

YUKON
N.W.T.
N
60°
BRITISH COLUMBIA
ALBERTA
Prince Rupert
Prince George
ALPS PROPERTY
Kamloops
49°
VANCOUVER
Victoria
WASHINGTON
SEATTLE
120°
Legend
Road
Border
City
Property Location
SCALE
0 50 100 150
KILOMETRES

PDG Geological Consulting Alps Project Technical Report 2007	TITLE Alps Project - Property Location		
FILENAME: APBCLOC.CDR	PROJECT NUMBER 07-101	DRAWING NUMBER 3-1

ALPS
PROJECT
PORT ALBERNI
VANCOUVER
NANAIMO
VICTORIA
COURTENAY
DUNCAN
LADYSMITH
NEW WESTMINSTER
N
51°N
50°N
49°N
128°W
127°W
126°W
125°W
124°W
123°W
0 20 100 kilometers
Scale 1:2,000,000

PDG Geological Consulting Alps Project Technical Report 2007			TITLE Alps Project Property Location, Vancouver Island		
		FILENAME: APBCLOC2.CDR	PROJECT NUMBER 07-101	DRAWING NUMBER 3-2

MAITLAND
RANGE
HIGHWAY #4
ACCESS ROADS
ALPS PROJECT MINERAL TENURE
V A N C O U V E R
KENNEDY LAKE
N
0
4
8
kilometres

PDG Geological Consulting Alps Project Technical Report 2007	TITLE: Alps Project 1:50,000 Scale Property Location, Vancouver Island

		FILENAME:	PROJECT NUMBER	DRAWING NUMBER	
		APBCLOC3.CDR	07-101	3-3

1351
669
HIGHWAY # 4
ACCESS ROAD
Clayoquot Plateau Park
Rapids
92F.024
Rapids
1150
Rapids
PIT
ALPS
MINERAL CLAIM
536327
540022
534606
Alberni-Qualicum
200097
540405
92F.014
200101
264
525880
N
530767
557416
548424
548419
548423
Fort St. John
Terrace
Quesnel
Vernon
Nanaimo
Trail
0
METRES
2000

PDG Geological Consulting **Alps Project Technical Report 2007**	TITLE Alps Project Mineral Titles MTO Cell Claim Map

	SCALE 1:50,000	FILENAME: APMT.CDR	PROJECT NUMBER 07-101	DRAWING NUMBER 3-4

In order to maintain the Alps Property Mineral Tenure in good standing with the Provincial Government of British Columbia, certain annual Cash payments and/or the equivalent expenses in on-the-ground based exploration work must be applied to the claims by filed Assessment Reports.

By the Mineral Tenure Act of the Province of British Columbia, Flex has the right to access for the purposes of conducting mineral exploration the land it has staked.

3.3 AGREEMENTS AND PERMITS

A Bill of Sale between David Zamida and Flex Resources Ltd. with respect to the Alps Property as to 100% ownership transfer was initiated on February 1, 2007 (Event #4125944) and was completed on February 15, 2007 (Event #4132917). No agreement was prepared or signed by either side, and the deal was negotiated in good faith by both parties verbally.

3.4 PERMITTING AND ENVIRONMENTAL LIABILITIES

No current permits or Provincial Notices of Work exist on the Alps Project nor, in the author’s opinion, does the property have any outstanding environmental liabilities attached (as all previously held mineral tenures lapsed before the claim was acquired in 2006).

Should a large scale exploration program be mounted on the Alps Property, Provincial permits will be required to conduct such work. All exploration and development permits for the Alps Project would be issued by the Victoria office of the Alberni Mining Division of the B.C. Ministry of Energy, Mines and Petroleum Resources.

There are no First Nations Reserves located on or near the Alps Property, the closest Reserve is the Winche Tla-o-qui-aht First Nation and nearby Winche No Community at the Northeast arm of Kennedy Lake (approximately 10 kilometres from the property boundary) which is believed to have been un-inhabited for many years. The current property boundaries exist entirely within the Nuu-
chah-nulth Tribal Council Statement of Intent (SOI) boundary. It should be noted however that the property lies close to the SOI boundaries of the Maa-nulth and Hupacasath First Nations as well.
Any and all proposed work programs should include correspondence and consultation with these peoples.

The Alps Project lies in the Coast Forest Region, South Island Forest District, Arrowsmith Timber Supply Area of the British Columbia Ministry of Forests. Surface timber rights for the immediate area covered by the Alps Property are held and managed by Western Forest Products. The right of access for mineral exploration on the mineral claim is held by Flex Resources Ltd. As with any British Columbia mineral tenure, these rights are subject to compensation to the surface right holders as a result of its mining and related activities. During the property inspection it was noted that no silvaculture activities were underway.

The Alps Property, is proximal to the Clayoquot Plateau and Clayoquot Arm Class ‘A’’ Provincial Parks. The Property lies approximately four (4) kilometres Southeast of Clayoquot Plateau Provincial Park and 12 Kilometres East of Clayoquot Arm Provincial Park. These parks are across the Kennedy River from the Property, however their proximity, and that of the Clayoquot “Biosphere” as a whole and the Pacific Rim National Park Reserve (~25 kilometres Southwest) should be taken into account with any potential development plans. Exploration in B.C. in general, and particularly in this region, requires a high level of environmental conscientiousness by any exploration, development or mining projects.
4.0 LOCATION, ACCESSIBILITY, INFRASTRUCTURE AND  PHYSIOGRAPHY

4.1 LOCATION AND ACCESS

The Alps Property is situated on western side of central Vancouver Island in the Kennedy River watershed, approximately 53 kilometres Southwest of Port Alberni, B.C (See Figure 3-1). Access is afforded by British Columbia Provincial Highway 4 from Port Alberni to Tofino/Ucluelet (See Figure 3-2). At kilometer 46 (from Port Alberni), the well maintained Marion Creek Forest Service Road leaves Highway 4 and leads nine (9) kilometres to a semi-deactivated spur road (See Figure 3-3). This spur road traverses the upper elevation portions of the Alps Property.

An older (1960’s vintage) deactivated logging road, approximately six (6) kilometers up the Cat Ear’s Creek drainage, accesses the lower elevations of the project (Figure 3-3). This road is no longer passable by vehicle as it is heavily overgrown with significant portions of the road bed and riparian crossings completely washed out. The road could be easily walked once a trail has been cleared out.

4.2 CLIMATE

The climate of the Clayoquot region in general, within which the Alps Property lies, is classified as West Coast Marine, with mild but wet winter seasons and cool drier summers. The closest Environment Canada weather station is at the Tofino Airport, Tofino, B.C (approximately 25 kilometres Southwest). At this location the mean annual precipitation on the coast is 3,257.4 mm and 42.8 cm of snow, and temperatures range annually from 5.4°C to 12.8°C, with a mean of 9.1°C (Environment Canada, 2007). The Tofino Airport averages 205.5 days of precipitation and 271.6 days of sunshine. Conditions can be expected to be similar on the Alps Property with an increase in snowfall and cloud cover due to the higher property elevations.

Snow has been reported to begin to accumulate on the Alps Property in November and can remain on the shadowed Northern slopes into June. The Property could be worked for mineral exploration for the seven (7) months of May through November (Baldys, 1997).

4.3 PHYSIOGRAPHY

The Alps Property is situated in the MacKenzie Mountain Range of Vancouver Island, an area of typically rugged and steep relief. Topography is marked by precipitous slopes, frequent bedrock bluffs and significant cliffs.

Property elevations range from 500 to over 1000 meters above sea level. The property is heavily wooded with cedar, spruce, and hemlock. Alpine meadows are seen above the 1000 metre elevation.

The Property lies near the headwaters of the Marion, Effingham, and Cat Ear’s Creeks, and as such represents a near height of land physiographic situation.

Appendix I presents photos of the Property taken by the author during the property inspection program of May 11, 2007. These photos illustrate the typical relief and general Property topography.

4.4 INFRASTRUCTURE

The terrain over the Alps property consists of moderately steep-sided mountains, covered second-growth forest and clear-cut timber harvest areas. Western Forest Products holds the timber rights to the area and to TFL 44 whose boundary lies close to the Property.

Water sources for exploration program may be found from two small alpine lakes to the south of the property and more likely from the Cat Ears Creek which dissects the southern portion of the Alps mineral claims. Additionally, the headwaters of Marion Creek and/or Effingham River themselves may provide water source areas with some preparation (See Figure 3-3).

The BC Hydro, 5.4 megawatt Marion 3 Creek micro hydro generating station lies seven (7) kilometers north and west of the property. A 26 inch steel penstock follows the Marion Creek Forest Service Road to the headwaters of Marion Creek, approximately one (1) kilometre from the centre of the Alps Property. A 500kW three-phase power transmission line lies within 5 kilometres of the property boundary (following Highway 4).

The proximity of the paved Provincial Highway and the population (and potential personnel) centres of Ucluelet and Port Alberni combined with the open and well maintained forestry roads and ample hydroelectric potential in the area characterize this project’s infrastructure as excellent.

Figure 3-3 and 3-4 illustrate the described infrastructure in relation to the tenure boundaries.

5.0 HISTORY AND PREVIOUS EXPLORATION

5.1 REGIONAL EXPLORATION HISTORY

The west coast of Vancouver Island, specifically the Clayoquot Sound and Kennedy River areas, underwent of a period of prolific prospecting activity in the late 1800’s. While several lode deposits were uncovered and worked throughout the early part of the 1900’s, interestingly no substantive placer gold deposits (with the exception of the glacially derived, Wreck Bay Beach Sands deposit) were found. The glacial origins of these Wreck Bay deposits have been hypothesized to have a source in the Kennedy River drainage. In an effort to locate this placer gold source, gold bearing quartz veins within Karmutsen volcanics have been uncovered at several prospects along the Kennedy River since the turn of the last century (Baldys, 1997).

Lode gold discoveries in the latter part of the 1800’s in the Kennedy River drainage resulted in limited production from two deposits, the Leora (a.k.a. Lost Canyon; 092F031) and Rose Marie (092F032), both of which lie east of the Kennedy River (approximately seven and eight kilometres southwest of the Alps claims, respectively).

The Leora had the most impressive production of all the Kennedy River area deposits. Intermittent production at the Leora between 1902 and 1915 produced 383 tonnes of ore containing 8,771 grams of gold and 2,831 grams of silver (BC MINFILE 092F031).

More so than gold mining, the region was known as an iron production location as from 1963-1966 the Brynor Mine near Meggie Lake east of Kennedy Lake produced iron ore, enough to make it the largest and most economic deposit in the entire area (Soux, 1987).

Several analogous Karmutsen/Sicker Formation hosted mineral (Au, Cu, Ag, Zn, Fe, Ni, and Mo) occurrences, deposits, and past producers are located in the area (Figure 5-1).

Table 5-1: Selected List of Relevant Proximal Mineral Properties to the Alps Project (BC MINFILE)

Property	BC MINFILE #	Commodities
The Free Gold	092F205	Au Ag
The Gold Crest	092F487	Au
The Leviathan	092F436	Cu Ag
The Maple Leaf	092F039	Au Cu
The Muller	092F486	Fe
The Gold Flake	092F040	Au
Fandora	092F041	Au Ag Cu Pb Zn
Hetty Green	092F015	Cu Fe Mo Wo Ag Au
The Yankee Boy	092F042	Au Ag Cu
The Bear	092F044	Cu Ag
Catface	092F120	Cu Mo Au
Tommy K	092F033	Au Ag Cu Pb Zn
Rose Marie	092F032	Au Ag Zn Cu
Jo Jo	092F047	Cu Zn Pb
Grant	092F048	Au Ag Cu
Lost Canyon	092F031	Au Ag Zn Cd W Cu

The Catface Copper Property is perhaps the largest undeveloped exploration target in the region. Its existence (that of a copper porphyry) within lithologies of the same age and general location of the Alps Project indicates that the region has a high potential for the discovery of copper, gold, silver targets.

The B.C. Geological Survey Mineral Resource Assessment characterizes the area of the Alps property in the highest category of mineral potential in the Province.

5.2 PROPERTY EXPLORATION HISTORY

According to British Columbia Government and Assessment Reports, the immediate area of Alps Property has been explored for metals intermittently since 1971. In 1971 - 72, Mt. Washington Copper Company and Phelps Dodge Corporation of Canada Ltd. performed a series of exploration programs designed to identify copper-molybdenum porphyry style mineralization, on what was then known as the L.D. Mineral Claims.

In the fall and summer of 1970, Mt. Washington Copper Co. Ltd., of Vancouver B.C., conducted regional prospecting and stream silt sample geochemistry in the Kennedy River area. The results of the program indicated a potentially mineralized (Cu-Mo) target to the east of the Kennedy River, up the Cat Ear’s Creek. Mineral claims were staked in the Fall of 1970, including the area of the current Alps Property. Physical work conducted by Mt. Washington Copper included soil geochemistry, geological mapping, road construction and diamond drilling. Only the 1971 soil geochemical results by Mt. Washington Copper Co. Ltd. (Assessment Report # 3376) are publicly available.

The 1971 Mt. Washington soil survey consisted of 621 samples. Soil lines were run at 295º with an initial spacing of 500 feet (160 metres) with infills to 100 feet (33 metres) spacing, the soil grid covered an area of approximately 2 km2 (Figure 5-2). All samples were analyzed for Copper, Molybdenum, Zinc and Silver; no Gold assays were returned. Precipitous slopes with poor soil cover precluded access and sample collection. Background copper was reported to be ~30 ppm and anomalous returns of copper and molybdenum in soils were found to be spatially related, indeed molybdenum was interpreted to be a useable pathfinder element for copper. A few isolated high zinc values and low silver values were obtained from the survey, but were considered too low and erratic to be of use. The survey identified a large (approximately 1 km2) copper - molybdenum anomaly along the north facing slope of the current Alps Property.

Following on the identification of this anomaly, in 1972 a limited diamond drilling and road construction program was carried out culminating in three holes totaling 267 metres. The results of this program are not publicly available; however it is reported the samples were not analyzed for gold content (likely only for Copper and Molybdenum).

The property appears to have laid dormant to reported exploration for the next 10 years. In 1982, Walter Guppy of Tofino, B.C., re-staked the property under the name Alpeer, and prospected the ground for gold mineralization by rock and soil sampling and with limited geological mapping. Mr. Guppy’s soil geochemical program (over 100 soil samples) indicated an area of elevated gold in soils on the south facing slope of the Alpeer Claim Block (although these results are not publicly available). In February 1984, Mr. Guppy optioned the Alpeer Property to Placer Development Ltd. in 1984 as a gold exploration target.

In 1984, Placer Development Ltd. conducted an exploration program consisting of geophysical and geochemical surveys over the area presently occupied by the Alps Property. From Late May through mid June, 1984, a total of 315 soil and 13 rock samples were collected and analyzed for Mo, Cu, Zn, Pb, Ag, Au, As and Fe. Additionally, 5.9 line kilometers of magnetometer and VLF surveying was completed during this phase (Figure 5-2).

The Geochemical survey was conducted on a true North oriented grid with lines spaced 50 to 100 metres apart, with 20 metre sample spacing, B and/or C soil horizons were the sample target. Five zones of anomalous gold content in soils were outlined by the program. Values of up to 0.84 g/t gold were obtained from the largest and the strongest of the anomalies. The largest of the anomalies is coincident with high Ag, Cu, Mo, Pb, As and Fe values (strong multi-element geochemical anomaly). Here, coincident Au, Ag, Cu, Mo, Pb, As and Fe values striking N 35º E for 400 meters were delineated.

Limited rock sampling conducted by Placer Development Ltd identified elevated gold, but due to the small number of samples did not locate the source for this anomaly.

No strong VLF anomalies were uncovered from the geophysical surveys nor were any structures related to the elevated geochemical anomalies revealed. A subtle magnetic anomaly was defined in the extreme north-west of the grid. The geophysical results can be described as generally inconclusive (with the exception of the magnetometer work); however they do present a useful baseline of the property’s response to geophysical tools.

Placer Development appears to have let the option between Mr. Guppy and themselves lapse in 1985.

In June 1987 the Alpeer property was optioned to a junior explorer Acquest Enterprises Ltd., once again by Walter Guppy. A work program designed to follow-up on the gold in soil anomalies identified by Placer Development’s 1984 program was conducted. Where possible, continuous channel sampling in 2 metre intervals from within the anomalous zones was conducted and produced 29 samples. Of these 29, 19 returned values of anomalous gold, the best value from the program was a two (2) metre chip sample which assayed 45.7 g/t gold (Assessment Report 16,252). Samples were collected predominantly from within the area of the strongest soil geochemical anomaly, and while indicative of gold mineralization on the project, were not sampled in enough quantity or quality to add substantively to the knowledge of the property’s mineralization.

The Acquest Option was allowed to expire and the area again remained reportedly unexplored until it was re-staked as the ICA property by Christopher Baldys and Ralph McGreevy in 1994.

1996 saw the first field examination of the property by the owners, and the work program consisted of the collection and assaying of six (6) grab samples from and proximal to a new logging road which traversed the upper elevation portions of the property. The assays confirmed the presence of gold mineralization on what is now the Alps Property. Four (4) of the six (6) samples returned anomalous gold values (>40ppb Au), with the highest value of 5020 ppb Au from a selected grab sample.

The ICA property was allowed to lapse and return to Crown Land after this final reported program on the area currently held as the Alps Property. No mineral exploration of any kind has been recorded since 1996.
 (Baldys, 1997; Soux, 1987; Gareau and Kowalczyk, 1984; Guppy, 1983; and Veerman, H. 1971)

6.0 GEOLOGICAL SETTING

6.1 REGIONAL GEOLOGY

Vancouver Island encompasses Upper Paleozoic to Lower Mesozoic rocks of Wrangellia - a tectonostratigraphic terrane that occurs intermittently northward as far as central Alaska. In the Late Carboniferous, this terrane was accreted to the Alexander Terrane forming the Insular Superterrane (Houle, 2007). Subsequently, this superterrane was rafted to North America sometime from the Middle Jurassic to the mid-Cretaceous. Terrane boundaries are usually marked by dominant, east-west trending and north-dipping regional fault structures, which define some of the major river systems on the southern island (Eastwood, 1968).

The pre-accretion history of Wrangellia is represented by the Paleozoic Sicker Group and the Middle Triassic Karmutsen Formation of the Vancouver Group. The Devonian to Early Permian Sicker Group is made up of marine volcanic and sedimentary rocks that host known VMS deposits such as at Myra Falls (Houle, 2007).

The Bonanza Arc formed along the length of Vancouver Island during accretion of Wrangellia and is represented by the Bonanza volcanics. Later tectonic tilting preserved the Westcoast Crystalline Complex, Island Intrusions and the Bonanza Group volcanics (Nixon et al, 1984).

Vancouver Island consists of lithologies which range in age from Palaeozoic to Tertiary and represent three major volcano-sedimentary events (Palaeozoic, Triassic and Jurassic), one major sedimentary event (Cretaceous) and three major intrusive events (Triassic, Jurassic and Tertiary). These rocks are predominantly represented by the Paleozoic Sicker Group, Triassic Vancouver Group, and Jurassic Bonanza Group. Major Vancouver Island structural features are the northwest, north-south, northeast trending folds and faults (Figure 6-1) (Nixon et al, 2006).

The Upper Triassic Vancouver Group Consists of a thick sequence of marine to terrestrial basalts and sediments composed of marine basic volcanics of the Karmutsen Formation overlain by Quatsino Formation limestone and Parson’s Bay Formation thinly bedded calcareous sediments and tuffs, succeeded by the dominantly andesitic Bonanza Volcanics. These formations trend prevalently northwesterly and are in turn intruded by the Lower Jurassic Island intrusions. Structurally, these rocks are defined by northeast trending open folds, and in turn offset buy north, northwest, and northeast regional faults (Eastwood, 1968).

The Vancouver Group stratigraphic sequence is composed of over 5,000 meters of Karmutsen Formation volcanic flows (amigdular, pillowed, and brecciated), falls (tuffaceous), and intercallated limestone; overlain by upwards of 300 meters of crystalline limestone of the Quatsino Formation.

The Bonanza Group consists of a series of thinly interbedded terrestrial and marine volcanic flows and volcaniclastics (basalts through rhyolites) (Awmack, 1988).

For an idealized stratigraphic section of these lithologies, see Figure 6-2.

Within the Kennedy River area of west central Vancouver Island, late Triassic Karmutsen Formation basalts and tuffs are locally overlain by late Triassic calcareous Quatsino Formation limestones which have been intruded by granodiorite and quartz diorite of the Jurassic Island Intrusions. A series of northwest trending faults structurally define the area. The region is known for a variety of mineral deposits including quartz vein related sulphide deposits (gold-silver-copper) such as the Bear, Shack and Tommy K prospects (Muller and Carson, 1968).

Geological sketch map of Vancouver Island.
LEGEND
CARMANAH GROUP
MIDDLE TERTIARY
CATFACE INTRUSIONS
EARLY TO MIDDLE TERTIARY
METCHOSIN VOLCANICS
EARLY TERTIARY
NANAIMO GROUP
LATE CRETACEOUS
QUEEN CHARLOTTE GROUP
KYUQUOT GROUP
LEECH RIVER FORMATION
PACIFIC RIM COMPLEX
LATE JURASSIC TO EARLY CRETACEOUS
ISLAND INTRUSIONS
EARLY AND (?) MIDDLE JURASSIC
BONANZA GROUP
EARLY JURASSIC
VANCOUVER GROUP
PARSON BAY FORMATION
QUATSINO FORMATION
KARMUTSEN FORMATION
LATE AND (?) MIDDLE TRIASSIC
SICKER GROUP
PALEOZOIC
METAMORPHIC COMPLEXES
JURASSIC AND OLDER
★ BUTTLE LAKE, WESTIN RESOURCES LTD.
Ⓐ BUTTLE LAKE UPLIFT
Ⓑ COWICHAN-HORNE LAKE UPLIFT
Ⓒ NANOOSE UPLIFT
0 20 40 MILES
0 34 68 KILOMETERS
ALPS PROPERTY

(AFTER MULLER, 1981)

PDG Geological Consulting Alps Project Technical Report 2007	TITLE Alps Project VANCOUVER ISLAND GEOLOGY

		FILENAME:	PROJECT NUMBER	DRAWING NUMBER	
		CALPSRG.CDR	07-101	6-1

6.2 PROPERTY GEOLOGY

The Alps Property is underlain principally by basic volcanic rocks of the Upper Triassic Karmutsen Formation member of the Vancouver Group. The extreme southeastern portion of the property contains fault bounded intrusive rocks of Middle to Upper Jurassic Island Plutonic Suite (Veerman, 1971). These intrusives are granodiorite to diorite in composition and are in fault contact with the volcanic Karmutsen Group Soux, 1987).

The Karmutsen volcanics within the claim boundaries are comprised of massively bedded Intermediate and mafic volcanics (andesites and rhyodacites). The andesites are a dark green in while the rhyodacites are a light green to pale grey. Disseminated pyrite is widespread and common throughout the volcanics on the Property and massive pyrite zones are seen within narrow shear and fracture zones. These seams and fracture fillings contain quartz, epidote, limonite and sulphides (mainly pyrite with minor amounts of arsenopyrite sphalerite galena and chalcopyrite). Ferricrete is common as a weathering product of the sulphides (Baldys, 1997).

While no systemic mapping has been completed to establish the distribution and attitude of the volcanics, it can be stated that the Karmutsen Volcanics within the Alps Property have a general northwest strike and dip steeply.

A coarse volcaniclastic package comprised of rounded to subrounded clasts of varying composition up to 20 cm in diameter, has been reported on the eastern edge of the Property boundary (Baldys, 1997).

Narrow andesite dykes intrude the Karmutsen volcanics on the Property. Basaltic dykes reaching widths of eight (8) metres have also been reported.

The Karmutsen Volcanics are intensely chloritized with widespread silicification common. The chlorite alteration is pervasive and appears to be derived from the alteration of hornblendes. Minor epidote alteration was seen as pods and stringers within and proximal to fracture and shear zones within the volcanics (Gareau and Kowalczyk, 1984).

The upper elevations road cuts of the Property exposure quartz-pyrite stockwork veining and/or open fracture fillings of sulphides. These fractures commonly contain quartz, epidote, limonite, goethite and pyrite.

The British Columbia Regional Geochemical Survey (RGS) sampled and assayed the Cat Ear’s Creek (which drains the project area) near the confluence with Kennedy River in 1989 (Sample # 92F891046) as part of their regional study. The sample contains anomalous (higher than average for the area) concentrations of gold cadmium, zinc and iron. Additionally, elevated grades (near average for the area) of copper were reported in the same sample.

7.0 DEPOSIT TYPE AND MODEL

7.1 INTRODUCTION

Vancouver Island is a geologically complex region, and accordingly it contains a diverse mineral deposit portfolio varying from precious and base metals through industrial metals and even energy minerals (such as oil, gas, and coal). The B.C. Ministry of Energy Mines and Petroleum Resources’ MINFILE database defines the economically significant deposits on Vancouver Island in the following manner:

•	Porphyry copper-molybdenum-gold-silver;
•	Sedimentary coal;
•	Volcanic massive sulphide copper-zinc-lead-silver-gold;
•	Copper-gold-silver-iron skarns;
•	Gold-silver-copper quartz veins;
•	Sedimentary limestone.

7.2 ALPS PROPERTY MODEL SUMMARY
The Alps Property is an early stage copper-molybdenum-gold exploration target, and as of yet no specific geologic deposit model has been identified or defined. The Property has been explored as a copper-molybdenum porphyry target as well as a gold-silver-copper target. Widespread disseminated pyrite mineralization is evident on the Property as is elevated fracture related gold mineralization.

In the author’s opinion, the Alps Property is probably related to the Porphyry copper-molybdenum-gold-silver type mineralization. Porphyry exploration techniques, including alteration mapping, should be applied to substantiate this assessment.

8.0 MINERALIZATION

No detailed geological sampling, geological mapping, alteration mapping, or core logging of the Alps Property has ever been undertaken. Without this type of systematic and focused work, it is impossible for the author to develop an understanding of the projects mineralization.

However from the early stage work which has been completed, it is possible to present an overview of the mineralization reported.

A 1987 mineralogical report by C.L. Soux of Orex Laboratories Ltd. offers the most thorough mineralogical analysis of the Alps Property to date. The results of the report indicate the gold is coarse (>100 microns), associated with pyrite and increases in content where the host rock is sheared or fractured. The original report is presented in its entirety in Figure 8-1.

MINERALOGRAPHIC REPORT

by C. L. Soux

For: Acquest Enterprises Limited
Project: Alpeer Claims
Sample: ALP-87-18K

Location:
Collector: M. Mayer, C. Soux
Date Analyzed: August 7, 1987

MACROSCOPIC DESCRIPTION:

Chip sample across 2 m. Consists of intensely fractured rhyodacitic rock containing some limonite and disseminated pyrite.
In order to carry out the mineralogical analysis, the rejects of the sample sent for chemical analysis was subjected to gravity separation and a polished section of the concentrate product was prepared.
The modal analysis was obtained by the Cross Count Method of particle quantification.

MICROSCOPIC ANALYSIS IN POLISHED SECTION

Abr.	Mineral	Chem. Formula	%	Description
Py.	Pyrite	Fe S2	96	Present mainly as free particles. Contains small inclusions of Au.
Apy.	Arsenopyrite	Fe As S	<1	Discrete grains.
Gn.	Galena	Pb S	<1	Discrete grains
Gt.	Goethite	H Fe O2	<1	Alteration product of Py.
Cov.	Covellite	Cu S	<<1	Discrete Grains and some association to Py.
Te Bi.	Tellurobismuthite?	Bi2 Te3	<1	Close association to Py. and Au.
Au.	Gold	Au	0.75	As free grains and as inclusions in Py. In some cases intergrown with Te Bi.
Gg.	Gangue		1	Present mainly as free particles

TEXTURES AND DESCRIPTION:

The total amount of heavy minerals in the sample accounts for 5% by weight.
Due to the original fine grind of the sample, most minerals are present as liberated grains and thus it is difficult to assess the associations between minerals.
The heavy mineral suite in the sample is composed almost entirely of pyrite. Pyrite occurs mainly as free particles and contains inclusions of gold and some tellurobismuthite.
Arsenopyrite, galena and covellite are present as discrete grains. No associations with other minerals were observed.
Goethite is an alteration product of pyrite.
The mineral tellurobismuthite was only tentatively identified, as the observed grains are few and quite small. This mineral is present as free grains, as inclusions in pyrite and in some cases in close association with gold.
More than 90% of the gold present in the sample occurs as free particles in the size range 25 to 100 microns, the rest is tied up to pyrite and to a lesser extent tellurobismuthite. Only one grain was seen to be interlocked to quartz. The size of the gold grains intergrown with pyrite varies between 5 to 25 microns.
The high value of gold liberation indicates that probably a considerable amount of gold is distributed in the >100 microns size range.

OREX Laboratories Ltd.
APPLIED MINERALOGY - PETROGRAPHY

9.0 CURRENT EXPLORATION

The Alps Property has recently been purchased by Flex Resources Ltd. and as such the Company is currently reviewing the historical data available on the project towards determining how to proceed with Property exploration. Flex has not undertaken any mineral exploration to date.

9.1 EXPLORATION PROGRAM

No exploration programs have been recorded on the Alps Property since 1996. No evidence of any non-recorded exploration programs were noted during the Property Inspection of May 11, 2007.

10.0 DRILLING
10.1 INTRODUCTION

Historical reports indicate that in 1972, Mt. Washington Copper Company and Phelps Dodge Ltd. conducted a limited diamond drilling program consisting of three (3) holes totaling 267 metres (DDH 72-1, -45º 109m.; DDH-72-2 103 m.; and DDH 72-3, -70º 65m.). The results of this program, including the precise location of these holes is not publicly available. The nature of the drillcore sampling, density of samples, and results of this program are also not known. What was reported is that the diamond drillholes tested the three best geochemically anomalous zones, and returned low values. It is further known that the samples were not analyzed for gold content (and were likely only analyzed for copper and molybdenum).

The single drilling program conducted on the Alps Property can be described as limited in scope (assay and location) and insufficient to properly test the Project.

11.0 SAMPLING METHOD AND APPROACH

From a review of the historical property exploration reports, in the author’s opinion, it appears industry standard sampling procedures were generally utilized during the mineral exploration programs conducted on, what is now, the Alps Project. Where reported, care was taken to properly collect and transport the samples (rocks and soils). Rock sampling programs from float samples through to continuous channel samples of large size have been recorded on this Project. Soil samples over systematic spacing and adequate mediums (B and C horizons) have also been reported. In the author’s opinion the sampling methods and approaches utilized by the various workers on the Alps Project were adequate for demonstrating Property mineralization and the results may be utilized to guide all subsequent mineral exploration.

Rock samples collected during the author’s Property Inspection of May 11, 2007 were variously sampled as floats, grabs, and chips (as noted) and designed as verification samples and general Alps Property mineralization style and grade indicator samples.

12.0 SAMPLE PREPARATION, ANALYSES AND SECURITY

The rock samples taken from the Alps Property during the May 11, 2007 property inspection were kept secure under the supervision of Paul D. Gray, P.Geo., Independent Qualified Person for the project, from the moment they were collected to the moment they were delivered to ACME Analytical Laboratories in Vancouver on May 14, 2007.

Duplicate samples of all rocks sent for analysis at ACME were maintained in the custody of Paul D. Gray, P.Geo. at all times.

There was no reason to believe that either sampling integrity or security was jeopardized at any time during the sampling program.

Acme received and performed standard sample preparations and analytical package 1DX 36 element ICP-MS using 30 gram sub-samples on all 15 rock samples from the Alps Project. The ACME 1DX package utilizes aqua regia for mineral digestion and induced-coupled plasma (ICP) mass spectrometry for the analysis finish. This analytical package was considered very effective in detecting the anticipated ranges of copper and gold values for the first pass Alps Program. Standard R-150 crushing and pulverizing generated 95% passing 150 mesh (100 microns). Over limit copper assays [Group 7TD (0.5gm/100ml)-gm-t] were run on the pulps of samples 514780 and 514788, zinc over limit assays [Group 7TD (0.5gm/100ml)-gm-t] were run on the pulp of sample 514791 and the pulp of sample 514787 was rerun for gold assay [Group 6 (1.0AT) + Au(gm/t)].

Check sampling procedures were not deemed appropriate during the first phase property examination program, but should be utilized for all future Alps exploration programs.

Property standards and blanks have not been developed or used to date by Flex Resources. The author would recommend for all future sampling (especially drilling sampling) programs, that Flex should not rely exclusively on assay labs internal quality control procedures but should develop their own procedures.

12.1 PREVIOUS ASSAYING PROCEEDURES AND CHECK ASSAY PROGRAMS

It was not possible to conduct a check assay program of any kind on the Alps Property as no existing core, soils, rocks or related coarse rejects or pulps are available from the historic work for such a program.

The sampling and assays procedures described in the historic reports all indicate that quality of sample and care with their sampling, handling and transportation were important to the respective authors. The reports indicate that sample assays were handled in reputable labs. In the author’s opinion, it can be assumed that all historic assay procedures were competently conducted by industry professionals and that the results can be relied upon to guide all future exploration.

13.0 DATA VERIFICATION

During the Alps Property Inspection of May 11, 2007 15 rock chip samples were collected to verify historically reported sample metal grades. Specifically, three 1996 vintage sample sites were selected to be re-sampled, these were: 96-ICA-04, 96-ICA-05 and 96-ICA-06. These samples were selected due to their elevated grades and readily identifiable locations. The confirmed grades, while different, are within acceptable bounds considering the mineralization, inexact locations and standard sampling bias. The author is comfortable that the historically reported grades are valid numbers which can be utilized to guide future exploration programs.

During this 2007 sampling program, the author initiated and applied a series of procedures to ensure sample quality and ease any required future sample verifications. All samples taken in the field were surveyed with a Garmin 76CS GPS unit and flagged and marked with the appropriate sample numbers. In this capacity all sample and survey sites can be re-located and re-assayed if required. Selected specimens of 13 of the 15 rock samples taken on the project have been collected and securely stored by the author.

13.1 PDGGC DATA VERIFICATION

The Alps Property was visited by the author, Paul D. Gray, P.Geo., on May 11, 2007 in order to become familiar with the physical attributes of the property and to conduct limited data verification sampling. 15 assay samples were collected from the Property, where possible an attempt was made to sample locations which were reported in previous work to compare the results. The location of the previous sampling was not immediately evident (no sample site markers were located except for sample 96-ICA-06), however a best-guess procedure was implemented. The samples were all documented, bagged, an assay sheet inserted and subsequently sealed with fiber tape. Photos of each sample site were taken (Appendix I presents selections of these photos). Post-program on May 14, 2007 the samples were hand delivered to ACME Analytical Labs by the author. At no time, prior to the time of sampling, were any employees or other associates of Flex advised as to the location or identification of any of the samples to be collected by the author. All samples remained with the author until submission to the ACME Labs.

The assay results from this verification sampling program are presented in Table 13-1. A comparison with the 1996 assay results from the same locations is presented in Table 13-2. Sampling notes and information from the 2007 sampling program conducted by the author are provided in Table 13-3. Copies of the original assay sheets from ACME Analytical Labs are provided in Appendix II.

Table 13.1: PDGGC Alps Property Sampling Assay Results (Selected Elements)

	Mo	Cu	Pb	Zn	Ag	Ni	Co	Mn	Fe	As	Au
Sample #	ppm	ppm	ppm	ppm	ppm	ppm	ppm	ppm	%	ppm	ppb
514779	1.5	5010.4	12.9	50	6.5	27.2	175.6	164	20.87	348.9	882.7
514780	13.9	5.865%	10	118	37.7	22.2	19.8	136	8.26	27.7	5.5
514781	5.5	2969.4	8.7	46	1.3	40	115.4	221	23.39	35.8	204.6
514782	0.6	505.6	1.4	39	0.4	32.5	14.2	851	4.43	12.8	2.2
514783	2.2	981	7.6	130	0.9	38.5	22.3	1584	16.6	34.1	64.1
514784	20.2	119.2	19.8	27	1.8	2	6.1	24	10.51	510.3	156
514785	33.1	1409.1	23.7	126	2.1	33.1	95	632	18.93	131.9	145.3
514786	1.8	85	32.7	743	1.9	106.7	36.3	2276	11.93	146.4	126.4
514787	2.4	185.7	6.3	51	1.4	12.6	105.2	583	13.7	274.3	2.26 g/t
514788	1.9	1.782%	351.1	702	12.8	2.3	34.9	434	28.6	239.1	79.6
514789	1.5	6333.5	19.7	31	7.6	75.3	218.8	176	23.03	183	343.5
514790	1.1	799.2	28.8	24	5.4	102.6	71.5	42	27.67	384.7	233.2
514791	0.8	2082.1	4	2.19%	1.2	0.7	3.4	21344	5.16	5.5	7.2
514792	1.1	714	224.7	7080	5.7	42.5	51.3	2035	9.51	86.6	56.1
514793	1	27	5.7	122	0.1	4.7	11.2	719	4.4	2.2	4.7
N.B. Original Assay Sheets and Compiled assays notes and data are available in Appendices II and III, respectively

Table 13.2: PDGGC Alps Property Verification Sampling Assay Results (Selected Elements)

1996 Samples	Au	Ag	Cu	As	2007 Samples	Au	Ag	Cu	As
	ppb	ppm	ppm	ppm		ppb	ppm	ppm	ppm
96-ICA-04	275	3.4	87	888	514785	145	2.1	1409.1	131.9
96-ICA-05	315	2.4	103	130

96-ICA-06	5020	2.2	362	430	514787	2.26 g/t	1.4	185.7	274.3

Table 13.2 presents the verification sampling results from the author’s May 11, 2007 sampling program at the Alps Project. Samples 514785 and 514787 are samples taken from the same exposures as the 1996 samples 96-ICA-04/05 and 96-ICA-06, respectively. A well worn sample flag (96-ICA-06) was located at sample site 514787. Table 13.2 illustrates that there is a reasonable correlation between the 1996 and 2007 samples. The author considers these sample results as sufficient to accept the 1996 sampling results as factual, the differences could be due primarily to sampling size differentials, sample location differentials, and the nugget effect with respect to the gold assays. Appendix III documents the May 11, 2007, Paul D. Gray, P.Geo. sampling notes, locations, and assays in one complete tabulated form.

Table 13.3: PDGGC Alps Property Verification Sampling Assay Notes
					UTM NAD83 Zone 10
Sample Name	Sample #	Sample Type	Notes	Date	Easting	Northing	Elevation (m)
Alps 1	514779	Float- Grab	Dark Black Karmutsen Basalt massive sulphide float sample from within small stream bed. Fine grained, well silicified. Ubiquitous pyrite mineralization. FG disseminations and blebs to 3 mm. Rusty red-orange shear/fractures. Chlorite Alteration.	11-May-07	331149	5450150	530
Alps 2	514780	Outcrop - grab	Highly Silicified light grey Karmutsen basalt . Small Qtz veinlets throughout. Very FG with predominant sulphide min (py/cpy?). Pys as cubic blebs (4mm) to UFG disseminations. Rusty Fractures	11-May-07	330813	5450220	463
Alps 3	514781	Float - Grab	Highly Silicified light grey Karmutsen basalt float sample from large 2 metre wide angular boulder. Qtz veins. py/cpy. Pys as cubic blebs (4mm) to UFG disseminations. Rusty Fractures.	11-May-07	330956	5450298	567
Alps 4	514782	Outcrop - Grab	Silicified dark grey Karmutsen basalt outcrop sample 12 m. North of LCP. py/cpy. Pys as cubic blebs (3mm) to FG disseminations. Rusty Fractures.	11-May-07	331147	5450162	472
Alps 5	514783	Outcrop - Chip Across 2 m.	Black to Grey Karmutsen Massive Sulphide replaced basalt. Fine grained, silicified. Pyrite mineralization as FG disseminations and blebs to 6 mm. Dark rusty red-orange shear/fractures. Chlorite Alteration. In place within old trench. N-S across drill access road Trench approx 7 m. long and 1 m. wide. Py and Cpy mineralization. Mineralized angular boulders common in area.	11-May-07	330951	5450322	572
Alps 6	514784	Outcrop - Selected Chip - 5 metres	Light Grey Karmutsen Basalt from 20m. high by 55 m wide Rusty iron stained cliffs. FG, sugary texture to matrix. Well silicified. Py min. throughout as FG disseminations (mm scale layers?), bleb to cubics to 1mm. Chlorite alt on fractures. Limonite/goethite on fractures. Slickinsides and movement evidence, shear? H.G'd sample.	11-May-07	331181	5450411	631
Alps 7	514785	Outcrop - Chip 4 m. continuous	Light Grey Rusty yellow/orange Iron/sulphur stained Karmutsen Basalt on upper Road cut. FG matrix highly silicified. Py min. throughout as FG disseminations, bleb to cubics to 1mm. Chlorite alt subtle but pervasive and highly silicified. Limonite/goethite alteration rind. Sulphide weathering. Sample chip across 4m.	11-May-07	331226	5450455	678
Alps 8	514786	Outcrop - Chip 0.4m.	Light Grey Karmutsen Basalt. Highly Silicified UFG matrix. Py min. throughout as FG disseminations, bleb to cubics to 1mm. Chlorite alt pervasive. Limonite/goethite on fractures. Highly fractured SHEAR ZONE, 0.4 m. wide. Sulphide weathering.	11-May-07	331331	5450364	665
Alps 9	514787	Outcrop - Selected Chip - 2 metres	Dark Black Karmutsen basalt hosted massive sulphide. Py main constituent as to 75% (blebs, 8mm to FG disseminations). Qtz common. Rusty red alteration common. Highly fractured zone. Fracture related mineralization. Py Stringers common (to 0.4 m). Sample Flag 96-ICA-06. RESAMPLE	11-May-07	331370	5450358	659

Sample Name	Sample #	Sample Type	Notes	Date	Easting	Northing	Elevation (m)
Alps 10	514788	Outcrop - Chip - 10 cm.	Massive Sulphide (py) Shear Zone mineralization. FG disseminations to 2 mm cubic blebs. Py (90%), possible Cpy? Highly friable and altered to goethite and limonite. N-S Shear zone, steeply dipping (88º)	11-May-07	331576	5450266	651
Alps 11	514789	Float -Grab	Dark Black Karmutsen Basalt mineralized angular and blocky float. Very fine grained well silicified. Pyrite mineralization as FG disseminations and cubic blebs to 3 mm. Chlorite Alteration pervasive to blue-green. Qtz Common within Py mineralization matrix. Fractured zone. Prospect up-slope from sample.	11-May-07	331651	5450213	658
Alps 12	514790	Float - Grab	Light Grey Karmutsen Basalt replaced to massive sulphide angular and blocky float. Very fine grained well silicified Karmutsen Basalt. Well Silicified UFG grey matrix. Py min. throughout as FG disseminations, bleb to cubics to 2 mm. Limonite/goethite on fractures and rind. Sulphide weathering noted. Cpy? Sampled on roadside. Prospect upslope.	11-May-07	331774	5450310	658
Alps 13	514791	Float - Grab	Massive Dark Black bladed, fibrous, and striated soft mineral (Sphalerite?). Close spatial association to Alps 12.	11-May-07	331774	5450310	658
Alps 14	514792	Outcrop - Grab	Chlorite altered green Karmutsen basalt. Rusty Sulphide alteration rind and fractures. Minor Py noted as FG disseminations within matrix. Good background Cu/Au host sample. Fracture related Mineralization (E-W Shear).	11-May-07	331783	5450308	656
Alps 15	514793	Outcrop - grab	Light Grey Karmutsen Basalt. FG matrix highly silicified. Py min. throughout as FG disseminations. Limonite/goethite alteration rind. Sulphide weathering. Re-crystallization? Rusty Roadside Exposure. Fracture related. Prospect up-slope.	11-May-07	331758	5450596	649

14.0 ADJACENT PROPERTIES

14.1 INTRODUCTION

There are no mineral properties immediately adjacent to the Alps Property. However, there is a large package of staked mineral claims less than four (4) kilometres to the south and southwest of the Project boundaries.

Vancouver Island in general contains a great quantity of distinct mineral deposits. The B.C. government MINFILE database indicates that Vancouver Island mineral deposits have produced and/or contain estimated mineral and energy resources (at current commodity prices) as follows:

•	Sedimentary coal $ 22 billion
•	Porphyry copper-molybdenum-gold-silver $ 21 billion
•	Copper-gold-silver-iron skarns $ 18 billion
•	Volcanic massive sulphide copper-zinc-lead-silver-gold $ 11 billion
•	Sedimentary limestone $ 2.1 billion
•	Gold-silver-copper quartz veins $ 0.4 billion

There are five (5) existing significant (>10,000 tonnes per year) mines/quarries on Vancouver Island:

•
Breakwater Resources Ltd’s Myra Falls Volcanogenic Massive Sulphide (VMS) Mine in central Vancouver Island. Since it opened in 1966 more than 25 million tonnes of copper-zinc-lead-silver-gold have been mined and processed at the facility. Including proven and probable reserves, Myra Falls has reported 6.4 million tonnes grading 1.1% copper, 6.7% zinc, 1.4 grams per tonne gold, and 49 grams per tonne silver, with measured and indicated resources of 9.7 million tonnes grading 1.4% copper, 7.6% zinc, 1.9 grams per tonne gold, and 63 grams per tonne silver (including proven and probable reserves);

•	The Quinsam Coal Mine (Hillsborough Resources Ltd.) on East central Vancouver Island produced 532,000 tonnes of clean bituminous grade thermal coal in 2005;

•	IMASCO’s Benson Lake Quarry on northern Vancouver Island produced 36,000 tonnes of limestone in 2005;

•	Electra Gold Ltd.’s (geyserite) Apple Bay Quarry, northern Vancouver Island.

•	Lehigh Northwest Cement Ltd.’s Monteith Bay Quarry located in northwest Vancouver Island produced 29,500 tonnes of geyserite in 2005.

According to the British Columbia MINFILE, there are 54 mineral producers, past producers and developed prospects with defined mineral resources on Vancouver Island. Table 14.1 presents the germane metallic developed prospects on Vancouver Island.

Table 14.1: British Columbia MINFILE Vancouver Island Metallic Mineral Developed Prospects

Name	Owner	Deposit Type	Tonnes	Au g/t	Ag g/t	Mo %	Cu %	Pb %	Zn %
900 (Debbie)	Mineral Creek	Au-quartz vein	28,285	11.65
Bear	SYMC	Cu-Ag Quartz vein	160,000	17.4
Caledonia	J. Shearer	Pb-Zn skarn	68,000	0.34	704.2			0.6	7.45
Catface	Doublestar	Cu-Mo-Au Porphyry	188,000,000			0.01	0.42
Dauntless	SYMC	Cu-Ag Quartz vein	27,750	1.3	44.6		22.3
Debbie	Mineral Creek	Au-quartz vein	471,956	6.23
Domineer	Bluerock	Au-Ag-Cu Epithermal	550,298	6.75	32.23
Fandora	Doublestar	Cu-Ag Quartz vein	181,434	12.74
Hushamu	Lumina	Cu-Mo-Au Porphyry	173,237,000	0.34		0.01	0.27
Lara	Laramide	VMS	528,839	4.73	100.09		1.01	1.22	8.87
Macktush Fred	SYMC	Cu-Mo-Au Porphyry	166,000	12.38	48.8		0.695
Pilgrim	H. Cohen	Pb-Zn skarn	96,162	0.03	32.64				8.86
Privateer	Newmex	Au-quartz vein	122,470	17
Red Dog	Lumina	Cu-Mo-Au Porphyry	25,000,000	0.44		0.01	0.35
Shack	SYMC	Cu-Ag Quartz vein	40,000	21.6
Smith Copper	Doublestar	Pb-Zn skarn	83,906		64.4		1.69	3.7	12.5
Tay	F. Perovic	Cu-Ag Quartz.vein	132,255	2.15	0.68
Uebell	Newmex	Cu skarn	146,042				2
Valentine Mtn.	Beau Pre	Au-quartz vein	30,660	14.7
Villalta	R. Billingsley	Gossan Au-Ag	22,677	4.11

15.0 MINERAL PROCESSING AND METALLURGICAL TESTING

To the best of the author’s knowledge, no metallurgical testing or mineral process testing of any kind has been performed on lithologies of the Alps Project. Due to the early stage of the exploration of this Project, such test work is not yet required, but should exploration continue, metallurgical work will be necessary.

16.0 RESOURCE ESTIMATE

No resource estimations of any kind have been undertaken for the Alps Project, nor is such work deemed required at this point.

No work on proposed mining methods or mining processing has been undertaken as of yet as an economic deposit remains to be adequately identified.

17.0 other RELEVANT DATA

17.1 DATABASE

A digital database containing topography, known drillhole locations, geochemical surveys, geophysical surveys, GPS, sample locations, and geological (regional and property) has been prepared by the author as part of this study. For the first time in digital form, all known historical results have been compiled into a single system. This digital database will allow for continued project analysis and serve as a base for the addition of any new exploration data.

The exploration data is available in Excel, MAPINFO, AutoCAD, and ArcGIS file formats.

17.2 ASSAY DATA VERIFICATION

No assay data verification of the historic geochemical (soils and rocks) was possible during this study. However, the author believes that the documented results were collected and presented by competent professionals and may be relied upon.

A robust rock and soil sampling program is however recommended to attempt to recreate reported historic results.

17.3 CHECK ASSAYS

Limited check assays were collected by the author during the May 11, 2007 property inspection. These samples were compared to historically reported analyses from the same location and proved to correspond well. The data from these check samples are presented in section 13.1 and particularly in Table 13.2.

17.4 AIRPHOTO ANALYSIS

As part of this technical report, the author purchased, digitized, oriented and overlaid a series of B.C. Government Airphotos of the Alps Project and surrounding area. The purpose of this study was to identify strong, consistent lineaments within the study area from the available aerial photography’s and interpret these as potential geological structures (fractures and/or faults). The mineralization noted within the Alps Project appeared to be associated with shear and fault zones within the hostrock. It is supposed by the author that these interpreted lineaments represent area of exploration potential, specifically where these features intersect. The interpretation is presented in figure 17-1.

17.5 ALPS PROPERTY PROSPECTING

The author was able to conduct a limited program of prospecting during the May 11, 2007 Alps Property Inspection program. In particular the area immediately west of the current claim boundary was prospected as the access road was walked. Several intriguing samples (both chip and float) of sulphide mineralization within the Karmutsen Volcanics were uncovered during this traverse. Samples 514789 through 514793 were all located the west of the Property boundary and all had interesting mineralization indications. The assay results for these samples are presented in Table 13-1. These float and chip samples combined with the geochemical and geophysical anomalies already identified on the Property argue for a detailed prospecting program of the height of land to the immediate north west of the Alps claim and beyond.

18.0 INTERPRETATIONS AND CONCLUSIONS

The various vintages of mineral exploration programs (prospecting, mineralogy, geological and rock and soil geochemical surveys, geophysical surveys and related assay work) conducted on the Alps Property over the last 36 years have served to broadly outline a large (~0.4 km2) copper, molybdenum and related gold anomaly. Due to the piecemeal exploration, first focused on copper and molybdenum and finally on gold, no systematic full scale exploration program has been mounted on the property to date, and as a result the project has not been fully tested.

Diamond drilling has been conducted on the Property, but to an extremely limited extent (only three widely spaced and shallow drillholes). This drilling was focused exclusively on copper-molybdenum porphyry style mineralization and therefore no gold assays we performed on the samples, moreover results from this program are no longer available. The Project is therefore virtually untested by diamond drilling.

The repeated prospecting, geological, and geochemical sampling programs at the Alps Property have consistently identified anomalous sulphide indications which have yet to have been adequately detailed in size, extent or possible source. The sporadic exploration the Property has seen has not allowed a full-scale property analysis incorporating all the known data. Further, the work which has been conducted appears to have been hampered by small budgets and limited follow-up analysis or testing.

The defined geochemical anomaly on the Property is large and open to the west, north and east while the magnetic anomaly remains open to the north and west. In the author’s opinion, these anomalies were defined from programs of adequate sample density and extent and were appropriately sampled and documented. Follow up exploration work including re-sampling/assaying of portions of the anomaly and extending the grid to the north and west (particularly over the height of land to the immediate northwest of the Property, should be a high priority for this Project as these areas represent untested and highly prospective ground.

With current metal prices and the widespread inadequately detailed sulphide mineralization encountered and reported on the project, the Alps Property warrants a large-scale re-evaluation, data compilation, and a series of systematic exploration programs to properly identify a potential economic target.

As with any Canadian exploration project, and owing to the location of the Project (close to the Clayoquot Biosphere), care must be taken to conduct mineral exploration and extraction with all due environmental care and to the highest possible standards. The author does not view this as a flaw with the Project, but feels particular attention should be paid to environmental considerations on the Alps Property. It is recommended that at an early stage in the Project’s exploration program, baseline environmental sampling [especially water, Acid Rock Drainage (ARD) and Acid Base Accounting (ABA) sampling] be conducted to gain an understanding of the chemical character of this watershed and any potential mineral deposit therein.

Further, the author believes that early and consistent communication and dialogue with the local
First Nation’s peoples is important with respect to this Project.

19.0 RECOMMENDATIONS

The Alps Property should first be geologically re-evaluated in relation to its regional geological setting (compared to analogous settings worldwide that contain historic or contemporaneously producing mines). This study can take place without additional field work, as the 1970-90’s reports and this report are readily available for research and analysis.

As part of this report, all identified mineral exploration related information has been geo-referenced and assembled into a single MAPINFO Database. This is a suitable first step; however a more rigorous G.I.S.-based database should be created and utilized for all future exploration work and analyses. In particular a more coherent database of the lithological units on the project should be compiled into a useable geological package complete with legend. This later point would be possible only after suitable property geological mapping has been completed at a tight scale with good survey control.

After the described desk study and data compilation program are completed, it is recommended by the author that the Alps project should be explored by a phased series of work programs designed to achieve the following exploration objectives:

•	Re-establish Property geological control (outcrop mapping) by prospecting and GPS surveys;
•	Systematic sampling of all bedrock exposures defined from the above;
•	Geochemical Soil sampling within (verification) and beyond the limits of the historic work;
•	Geophysical assessment (I.P.) of the property following on the geochemical survey;
•	Trenching and open cut exploration and sampling (following up on defined Geochemical and Geophysical anomalies);
•	Definition of drill targets and testing by Diamond drilling.

Additionally, the author recommends environmental and “socio-economic” programs be undertaken contemporaneously to any exploration programs. These studies should focus on:

•	Environmental baseline studies including water sampling and ARD/ABA testing of mineralization and hostrock;
•	Identification and preliminary contact with the local First Nations;
•	Identification and preliminary contact with the surface rights holders (logging companies) toward access road use and working agreements;
•	Identification and preliminary contact with local conservation groups and communities.

The author’s exploration recommendations are summarized below:

1.
Additional Staking of MTO mineral Claims: The current nine (9) Cell claim # 534606 be increased in size to an additional 121 MTO units (See Figure 19-1). In this capacity the area immediate to the subject claims is covered as well as the most direct access route from B.C. Highway 4, further the mineral tenure will expand to be contiguous to the nearest mineral claims. The estimated cost for this acquisition is a one time $1,860 (approximately) staking fee with annual payments thereafter. Owing to the contiguous nature of the existing claims and proposed extension, any work completed on any section of the property could be applied in assessment work to the property as a whole.

2.
Phase 1A: Prospecting and Assessment of Alps Property: A two (2) week reconnaissance prospecting program be undertaken by two (2) locally experienced prospectors over the expanded Alps Property. A base map of at least 1:20,000 scale, and ideally 1:5,000 scale should be acquired for this program (The 1:20,000 scale N.T.S. 092F.014 map sheet, TRIM topography Data is available in digital format for purchase for approximately $1,000 and could be enlarged for this purpose). The program would focus on bedrock exposure location (GPS Survey) and systematic sampling as well as a preliminary soil sampling program in the defined anomalous area A of the project (all with subsequent assaying). A program budget of $28,000 and duration of two (2) weeks are required for this phase, which could be done any time between May and November. No work permits would be required for this phase of work.

3.
Phase 1B: Grid-based Geochemical Survey: A GPS surveyed flag grid be established over the Alps Property covering an area of 1.5 km (the southern flank of the height of land and the western flank of the height of land). The line spacing for the grid should be 100 metres, with a minimum 14, 700 metre N-S lines over the Southern flank and minimum 10, 500 metre E-W lines over the western flank. A total of 14.8 line kilometers (minimum) would be required for this program. Soil geochemistry (B or C soil horizon focus) should be sampled on 50 metre centres; for a total of almost 300 samples. Three (3) weeks for two (2) prospectors would be required to establish and sample the grid. Geological and structural mapping of the grid by a geologist should also be conducted during this program, along with rock grab and representative chip sampling of any significant mineral occurrences discovered. A program budget of $40,000 would be necessary for this phase and could be conducted between May and November. Phase 1A Prospecting could be combined with this Phase easily. No work permits would be required for this phase of work.

4.
Phase 1C: Geophysical Survey: An Induced Polarization (I.P.) and coincident VLF/EM survey program be conducted over the same grid as above. The program would be designed to assess the near surface (>200 metres depth) mineralization potential of the property. The program should take an estimated 10 days to conduct at an approximate cost of $28,000.00. Phase 1A/B Prospecting and Geochemical surveying could be combined with this Phase easily. A Notice of Work Permit and reclamation bond will be required to be applied for and authorized by the B.C. Ministry of Energy, Mines and Petroleum Resources for this program. The creation and granting of the permit will require an approximate one (1) month window before the work in conducted. The work could be conducted anytime between May and November.

5.
Phase 1D: Technical Report and Assessment Work: A N.I. 43-101 Technical Report should be prepared after the completion of Phase 1. This would which take approximately 1 month to complete and cost an estimated about $12,000. Additionally, a report should be prepared and filed with the Provincial Government to apply the Phase 1 expenses to the Alps Property (estimated cost of report and filings, $2,500.00).

6.
Phase 2 Mechanical Trenching/Diamond Drilling: Should Phase 1 results warrant, a mechanical trenching and or diamond drilling program should be conducted. A new (or amended) Notice of Work application to the B.C. Ministry of Energy, Mines and Petroleum Resources would be required as well as an increase of the reclamation bonding for this program. It may also be warranted to expand and sample the exploration grid depending on Phase 1 Results. The estimated budget for a trenching and/or Diamond Drilling program would be $250,000 and take a total of three (3) months to complete. Updated technical reports should follow on the completion of Phase 2, (another $15,000).

The aforementioned recommendations are expanded into a proposed budget for such activities below:

Table 19-1: Property Expansion - Preliminary Work

Work	Notes	Number	Cost	Work Cost
MTO Staking	Consultant	1 day	$650/day	$ 650
Staking	Consultant	121 Cells	$10/cell	$ 1,210
Total				$ 1,860

PHASE I

Table 19-2: Property Exploration - Phase 1A

Work	Notes	Number	Cost	Work Cost
Base Map Preparation	Consultant	1 day	$1,000	$ 1,000
Prospect/Sampling	2 Prospectors	28 man days	$300/man day	$ 8,400
Geological Control	Geologist	5 days	$650/man day	$ 3,250
Expenses	Truck, hotel, food	30 days	$180/day	$ 5,400
Supplies	Sampling Gear		$1,000	$ 1,000
Analyses	Rock	150 samples	$25/sample	$ 3,750
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 28,000

Table 19-3: Alps Grid Geochemistry - Phase 1B

Work	Notes	Number	Cost	Work Cost
Prospecting	2 Prospectors	38 man days	$300/man day	$ 11,400
Geology Control	1 Geologist	6 days	$650/day	$ 3,900
Expenses	Truck, hotel, food	40 man days	$180/day	$ 7,200
Analyses	Soils, Rocks	350 samples	$25/sample	$ 8,750
Supplies	Sampling Gear		$2,000	$ 2,000
Compilation	Consultant	2 days	$650/day	$ 1,300
Total with Contingency				$ 40,000

Table 19-4: Alps Grid Geophysics - Phase 1C

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	1 day	$700/day	$ 700
Bond to MEMPR	Reclamation	1	$2,000	$ 2,000
I.P. / VLF-EM	Consultant	10 days	$1,750/linekm	$ 28,000
Consultant Support	Prospector	10 days	$300/ day	$ 3,000
Total with Contingency				$ 38,000

Table 19-5: Technical Report - Phase 1D

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	25 days	$600/day	$ 15,000
Totals				$ 15,000

PHASE II

Table 19-6: Trenching and Diamond Drilling - Phase 2

Work	Notes	Number	Cost	Work Cost
Notice of Work	Consultant	2 days	$700/day	$ 1,400
Bond to MEMPR	Reclamation	Trench/Drill		$ 10,000
Trenching	Contractor	10 days	$1000/day	$ 10,000
Diamond Drilling	Contractor	1500 metres	$100/metre	$150,000
Geology, Log Core	Geologist	30 days	$700/day	$ 21,000
Core Splitter	Labour	30 days	$250/day	$ 7,500
Expenses	Truck/hotel/food	30 days	$250/day	$ 7,500
Analyses	Rocks, Core	300 samples	$25/sample	$ 7,500
Compilation	Geologist	6 days	$700/day	$ 4,200
Total with Contingency				$250,000

Table 19-7: Technical Report - Phase 2

Work	Notes	Number	Cost	Work Cost
Technical Report	Geologist	20 days	$700/day	$ 14,000
Totals				$ 14,000

Clayoquot Plateau Park
92F.023
839
92F.024
1401
1350
1397
536327
528876
540404
540022
534606
Alberni Quilicum
347567
200097
540405
92F.013
302815
92F.014
528874
200101
524725
264
525880
529057
396198
525384
530767
Fort St. John
Terrace
Quesnel
Vernon
Nanaimo
Trail
Indian Reserves
National Parks
Parks
Mineral Titles Grid (MTO)
Mineral Tenures (Mineral - MTO)
Mineral Claim
Mineral Lease
Reserves (Mineral - MTO Sites)
Mining Division (MTO)
BCGS Grid
Contours (1:250K)
Transportation - Points (TRIM)
Water - Points (TRIM)
Water - Lines (TRIM)
Transportation - Lines (TRIM)

PDG Geological Consulting **Alps Project Technical Report 2007**	TITLE Alps Project RECOMMENDED STAKING		
	FILENAME: ALPSRS.CDR	PROJECT NUMBER 07-101	DRAWING NUMBER 19-1

Respectfully Submitted,

Paul D. Gray Geological Consultants

“Signed” and “Sealed”

______________________________
Paul D. Gray, P.Geo.

Dated this 20th Day of June, 2007

20.0 REFERENCES

Federal and British Columbia Ministry of Energy, Mines and Petroleum Resources websites:
MapPlace  http://webmap.em.gov.bc.ca/mapplace/minpot/bcgs.cfm
MINFILE  http://www.em.gov.bc.ca/Mining/Geolsurv/Minfile/default.htm
EMBC 2002    http://www.em.gov.bc.ca/Mining/Geolsurv/Publications/catalog/cat_expl.htm
MTO   http://www.em.gov.bc.ca/subwebs/mtonline/
Environment Canada http://www.ec.gc.ca/default.asp?lang=En&n=C062DE2A-1

B.C. Department of Mines and Petroleum Resources. 1971. Geology Exploration and Mining in B.C., pp. 235.

B.C. Department of Mines and Petroleum Resources. 1972. Geology Exploration and Mining in B.C., pp. 264

Baldys, C. 1997. Report on Rock Geochemistry Surveys on the ICA Mineral Claims. B.C. Assessment Report No. 24824.

DeBari, S. M., Anderson, R. G., and Mortensen, J. K. 1999: Correlation among lower to upper crustal components in an island arc: the Jurassic Bonanza arc, Vancouver Island, Canada: Canadian Journal of Earth Sciences, v. 36, p. 1371 1413.

Eastwood, G.E.P. 1968. Geology of the Kennedy Lake Area, Vancouver Island, British Columbia. British Columbia Department of Mines and Petroleum Resources, Bulletin No. 55.

Gareau , M.B., and Kowalczyk P.L. 1984. Geochemical and Geophysical Assessment Report on the Alpeer Claims. B.C. Assessment Report No. 12766

Guppy, W. 1983. Prospecting Report on the Alpeer Group Mineral Claims. B.C. Assessment Report No. 11419.

Guppy, W. 1983. Prospecting Report on the Sol Mineral Claims. B.C. Assessment Report No. 10574.

Houle, J., 2007. Summary Report on the Mt. Washington Property, Vancouver Island.

Massey, N. W.D. 1994. Geological Compilation, Vancouver Island, BritishColumbia (NTS 92B, C, E, F, G, K, L,102I); B.C. Ministry of Energy, Mines and Petroleum Resources, Open File 1994 - 6 digital files, legend, 1:250,000 scale.

Muller, J.E.,and Carson D.J.T. 1968. Geology and Mineral Deposits of Alberni Map Area (92F). G.S.C. Paper 68 - 50, Geological Survey of Canada. (Accompanies Map 17 - 1968 ).

Muller, R.R. 1981. Westmin Resources’ Massive Sulphide Deposits, Vancouver Island. In; Field Guides to Geology and Mineral Deposits in the Southern Canadian Cordillera.
Nixon, G. T., Hammack, J. L., Koyanagi, V. M., Payie, G. J., Panteleyev, A., Massey, N. W. D., Hamilton, J. V., and Haggart, J. W. 1994, Preliminary geology of the Quatsino - Port McNeil map areas, northern Vancouver Island, (92L 12, 11). Paper 1994-1, Geological Fieldwork 1993, British Columbia Geological Survey, p. 63-85.

Nixon, G. T., Kelman, M. C., Stevenson, D., Stokes, L. A., and Johnston, K. A.2006: Preliminary Geology of the Nimpkish Map Area (NTS 092L/07), Northern Vancouver Island, British Columbia. British Columbia Geological Survey, pp. 135-152.

Phendler, R.W. 1985. Report on Assessment Work on the Dollar 3 Claims. Assessment Report No. 13438.

Soux, C.L. 1987. Report on Geological Work on the Alpeer Claims. B.C. Assessment Report No. 16252.

Veerman, H. 1971. Geochemical Report on the L.D. Group of Claims. B.C. Assessment Report No. 3376.

21.0 CERTIFICATE of author, date and signature page

Paul D. Gray, BSc . (Honours), P.Geo

I, Paul D. Gray, P. Geo., of #1 - 1081 West 8th Avenue, Vancouver, British Columbia, V6H 1C3

do hereby certify that:

1.	I am a Consulting Geologist with Paul D. Gray Geological Consulting, #1 - 1081 West 8th Avenue, Vancouver,
British Columbia, Canada, V6H 1C3.

2.	I graduated with a Bachelor of Science degree in Earth Science from the Dalhousie University in 1997 and with an Honours Bachelor of Science degree in Earth Science in 2004.

3.	I am a member of the PDAC, AMEBC, and the Association of Engineers and Geoscientists of British Columbia, Registered in the Province of British Columbia (APEGBC No. 29833).

4.	I have practiced my profession as a geologist for 11 years, working in British Columbia, the Northwest Territories, the United States of America, Honduras, Central America and Mongolia.

5.
I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

6.	I authored the technical report titled “Technical Report on the Alps Property, British Columbia, Canada”. The Alps Property is held by Flex Resources Ltd.

7.	I have visited the Alps Property. The inspection took place on May 11, 2007.

8.	I have prior involvement with the issuer and the subject property only as author of “Alps Property Site Inspection Summary Report” dated May 14, 2007.

9.
I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the report, the omission of which would make the report misleading.

10.	I am independent of Flex Resources Ltd. applying all the tests in section 1.5 of National Instrument 43-101.

11.	I have read National Instrument 43-101 and Form 43-101F1, and the Technical Report has been prepared in compliance with that instrument and form.

12.
I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

Dated this 20th Day of June, 2007

“Signed” and “Sealed”

_____________________________

Paul D. Gray, P.Geo.